Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER RESULTS;

UPDATES FULL YEAR 2005 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Monday, August 1, 2005

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2005. Highlights of the results include:

❑	Second quarter over year earlier period:

•	Site leasing revenue growth of 10%

•	Tower cash flow growth of 15%

•	Operating loss reduction of $6.0 million

•	Adjusted EBITDA growth of 17%

❑	Tower cash flow margin of 73%

❑	Reduction in net debt/annualized adjusted EBITDA leverage ratio to 8.9x

All historical financial results presented herein for the three months and six months ended June 30, 2004 have been restated to reflect the Company’s change in its method of accounting for ground lease expense as detailed in our Form 10-K for fiscal year 2004. Additionally, as previously announced in the first half of 2004, the Company adopted a plan to sell all of its services business in the western United States and completed the sale of all portions of its western services business in 2004. The results of the Company’s western services segment are reflected as discontinued operations in accordance with generally accepted accounting principles for the three months and six months ended June 30, 2004. Other than the net loss information presented below, all other financial information contained in the text of this press release is from the Company’s continuing operations.

Operating Results

Total revenues in the second quarter of 2005 were $63.2 million, compared to $56.3 million in the year earlier period, an increase of 12.2%. Site leasing revenue of $38.9 million and site leasing segment operating profit of $27.2 million were up 9.8% and 16.3%, respectively, over the year earlier period. Site leasing revenue in the year earlier period of $35.5 million included $.6 million of non-recurring items. Cost of site leasing revenue for the three months ended June 30, 2005 was reduced by approximately $.4 million of non-recurring benefits. Site leasing contributed 95.4% of the Company’s total segment operating profit in the second quarter of 2005. Same tower revenue and site leasing segment operating profit growth on the 3,045 towers owned at June 30, 2005 and June 30, 2004 were 9% and 15%, respectively.

Tower Cash Flow for the three months ended June 30, 2005 was $28.4 million, a 15.2% increase over the year earlier period. Tower Cash Flow margin for the three months ended June 30, 2005 was 73.3%, a 340 basis point improvement over the year earlier period. SBA defines Tower Cash Flow and Adjusted EBITDA to exclude the non-cash impact from straight-line calculations used to determine leasing revenue and ground rent expense. Reconciliations of these non-GAAP terms to reported GAAP financial results are provided below.

Site development revenues were $24.3 million in the second quarter of 2005 compared to $20.9 million in the year earlier period, a 16.4% increase. Site development segment operating profit margin was 5.5% in the second quarter of 2005, compared to 8.1% in the year earlier period.

Selling, general and administrative expenses were $7.1 million in both the second quarter of 2005 and 2004. Loss from continuing operations for the second quarter of 2005 was $26.4 million or $(.38) per share, compared to $26.2 million or $(.46) per share in the year earlier period. Net loss in the second quarter of 2005 was $26.3 million, or $(.38) per share, compared to a net loss of $26.6 million, or $(.47) per share, in the year earlier period. Excluding $8.2 million relating to the write-off of deferred financing fees and extinguishment of debt charges, second quarter 2005 loss from continuing operations was $18.2 million or $(.26) per share. Adjusted EBITDA was $22.7 million, compared to $19.3 million in the year earlier period, or a 17.3% increase. Adjusted EBITDA margin was 36.0% in the second quarter of 2005.

Net cash interest expense and non-cash interest expense was $9.9 million and $7.4 million, respectively, in the second quarter of 2005, compared to $11.7 million and $6.8 million in the year earlier period.

Cash provided by operating activities for the three months ended June 30, 2005 was $1.8 million, compared to cash provided by operating activities of $12.5 million for the three months ended June 30, 2004. Equity free cash flow (defined below) for the three months ended June 30, 2005 was $(6.3) million compared to $4.8 million in the year earlier period.

“We are very pleased with our second quarter results,” said Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Our customers were very busy in the quarter, and we experienced the strongest operational lease-up we have had since the first quarter of 2002. We ended the quarter with solid backlog in both our leasing and services segments, and we believe that customer activity and backlogs will remain solid into 2006. We also performed well on the expense side of our leasing business and added towers to our portfolio. As a result, we have increased the mid-point of our full year outlook for 2005 in a number of areas, including site leasing revenue, tower cash flow and Adjusted EBITDA. We materially improved our balance sheet in the quarter through our issuance of eight million shares of common stock and the redemption of a portion of our 9.75% senior discount notes. We continue to be focused on refinancing our senior credit facility by the end of 2005. Our focus for the refinancing is in the mortgage-backed securities market, and we will continue to monitor opportunities in other markets as appropriate. We remain very optimistic about our prospects for a solid operational second half of 2005 and a stronger financial position as we enter 2006.”

Investing Activities

During the second quarter of 2005, SBA purchased 23 towers, built two towers and sold or otherwise disposed of five towers, all of which were previously held for sale. As a result of these activities, as of June 30, 2005 SBA owned 3,138 towers in continuing operations. Total cash capital expenditures for the second quarter of 2005 were $9.9 million, consisting of $0.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $9.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The 23 towers were purchased for an aggregate amount of $7.8 million, with the consideration consisting of $4.3 million in cash and 0.3 million shares of SBA common stock.

Since June 30, 2005, SBA has built five additional towers and purchased 19 additional towers. The 19 towers were purchased for an aggregate amount of $11.1 million, with the consideration consisting of $10.5 million in cash and approximately 40 thousand shares of SBA common stock. The Company has agreed to purchase an additional 31 towers for an aggregate amount of $10.2 million, which the Company expects to fund from approximately $.3 million of its cash and the remainder from the issuance of SBA common stock. The Company anticipates that these acquisitions will be consummated by the end of the fourth quarter of 2005.

Financing Activities and Liquidity

SBA ended the second quarter with $331.8 million outstanding under its $400.0 million senior credit facility, $248.3 million of 9¾% senior discount notes, $250.0 million of 8½% senior notes, and net debt of $806.9 million. In the second quarter, SBA issued 8 million shares of common stock in exchange for gross proceeds of $77.1 million. The Company used the net proceeds of $75.6 million to redeem $68.9 million ($87.0 million face amount) of its 9¾% senior discount notes. The Company’s net debt to annualized adjusted EBITDA leverage ratio was 8.9x at June 30, 2005. Liquidity at June 30, 2005 was approximately $77.0 million, consisting of $23.2 million of cash and restricted cash, and approximately $53.8 million of additional availability under the senior credit facility.

Outlook

The Company is providing its third quarter and updating its Full Year 2005 Outlook for anticipated results from continuing operations. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended September 30, 2005			Current Full Year 2005 Outlook			Prior Full Year 2005 Outlook
	($’s in millions)
Site leasing revenue	40.5	to	41.5	158.0	to	162.0	156.0	to	162.0
Site development revenue	22.0	to	25.0	88.0	to	94.0	80.0	to	90.0
Total revenues	62.5	to	66.5	246.0	to	256.0	236.0	to	252.0
Tower cash flow	29.0	to	30.0	114.0	to	117.0	111.0	to	117.0
Adjusted EBITDA	23.0	to	24.0	90.0	to	94.0	88.0	to	94.0
Net cash interest expense(1)	9.5	to	10.5	39.0	to	41.0	38.0	to	42.0
Non-cash interest expense(1)	5.9	to	6.4	26.5	to	27.5	30.0	to	31.0
Cash flow from operating activities	18.0	to	22.0	46.0	to	55.0	48.0	to	58.0
Non-discretionary cash capital expenditures(2)	1.0	to	1.5	3.5	to	4.5	4.0	to	6.0
Discretionary cash capital expenditures(3)	15.0	to	17.0	48.0	to	53.0	33.0	to	41.0
Equity free cash flow(4)	10.1	to	15.1	14.0	to	25.0	11.0	to	24.0

(1)	Excludes amortization of debt issuance costs.

(2)	Consists of maintenance and general corporate capital expenditures.
(3)	Consists of new tower builds, augmentation of existing towers, ground lease purchases, tower acquisitions and related earn-outs. We plan on building 50 to 60 new towers in 2005 for our ownership. Guidance includes all completed and pending acquisitions described above.
(4)	Defined as cash flow from operating activities less non-cash interest expense less non-discretionary cash capital expenditures.

Conference Call Information

SBA Communications Corporation will host a conference call Tuesday, August 2, 2005, at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, August 2, 2005 at 10:00 A.M. Eastern Time
Dial-in number:	866-205-3921
Conference call name:	“SBA 2nd Quarter Results”
Replay:	August 2, 2005 at 5:00 P.M. to August 16, 2005 at 11:59 P.M.
Number:	800-475-6701
Access Code:	789729
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity and backlog; (ii) the Company’s financial and operational guidance for the third quarter of 2005 and full year 2005; (iii) the Company’s expectations regarding the consummation of pending tower acquisitions by the end of the fourth quarter of 2005 and the type of consideration to be paid in such pending tower acquisitions; (iv) the Company’s expectation for the refinancing of its senior credit facility by the end of 2005; and (v) the Company’s plan to build 50 to 60 new towers in 2005. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2005. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to retain current lessees on towers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (6) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility and to access sufficient capital to fund its operations, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (8) the continued dependence on towers and outsourced site development services by the wireless communications industry, and (9) the Company’s ability to complete a refinancing of its senior credit facility by the end of 2005. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits.

Information on non-GAAP financial measures is presented below under “Unaudited Consolidated Statements of Operations.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

This press release, including our 2005 Outlook, includes disclosures regarding Adjusted EBITDA, and Adjusted EBITDA margin, Net Debt and Leverage ratio, each of which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other expenses and excluding non-cash leasing revenue and non-cash ground lease expense. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA nor Adjusted EBITDA margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Adjusted EBITDA and the Adjusted EBITDA margin have certain material limitations, including:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation and amortization expense has material limitations;

* They do not include taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations; and

* They do not include non-cash expenses such as asset impairment charges, non-cash compensation, restructuring and other charges, other expenses, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash expenses are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash expenses has material limitations.

We compensate for these limitations by using Adjusted EBITDA and the Adjusted EBITDA Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA margin for the three months ended June 30, 2005 and 2004 are calculated below:

	For the three months ended June 30,
	2005	2004
	(in thousands)
Loss from continuing operations	$(26,376)	$(26,177)
Interest income	(497)	(54)
Interest expense	18,374	19,346
Depreciation, accretion and amortization	21,644	22,646
Asset impairment charges	40	1,515
Provision for income taxes	331	230
Loss from write off of deferred financing fees and extinguishment of debt	8,244	454
Non-cash compensation (included in selling, general, and administrative)	100	126
Non-cash leasing revenue	(194)	(223)
Non-cash ground lease expense	1,331	1,437
Restructuring and other charges	2	58
Other income	(305)	(9)

Adjusted EBITDA(1)	$22,694	$19,349

Annualized Adjusted EBITDA(2)	$90,776	$77,396

Adjusted EBITDA Margin(3)	36.0%	34.5%

(1)	Adjusted EBITDA for the three months ended September 30, 2005 and fiscal year 2005 will be calculated the same way.
(2)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.
(3)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the sum of total revenues minus non-cash leasing revenue.

The Non-GAAP measurements of Net Debt and Leverage ratio (which is defined as our Net Debt divided by our Annualized Adjusted EBITDA) have certain material limitations. Specifically these measurements net cash out of our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition since a component of our Leverage ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA discussed above. We compensate for these limitations by using Net Debt and our Leverage ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

Our net debt to Annualized Adjusted EBITDA leverage ratio as of June 30, 2005 is calculated below:

June 30, 2005
(in thousands)
Long term debt	$826,796
Current portion of long-term debt	3,250
Less:
Cash and cash equivalents	(21,122)
Restricted cash	(2,038)

Net debt	$806,886

Divided by:
Annualized Adjusted EBITDA	$90,776

Leverage ratio	8.9x

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenues less segment cost of revenues (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by Segment revenues. Total Segment Operating Profit is the total of the operating profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, an indicator of the operating performance of our site leasing and site development segments and are used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation and amortization. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue or operating income as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation expense. Because depreciation expense is required by GAAP as it is deemed to reflect additional operating expenses relating to our site leasing and site development segments, any measure that excludes these items has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our segment operations.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit for the three months ended June 30, 2005 and 2004 is calculated below:

	Site leasing segment		Site development segment
	For the three months ended June 30,		For the three months ended June 30,
	2005	2004	2005	2004
	(in thousands)
Segment revenue	$38,934	$35,454	$24,314	$20,893
Segment cost of revenue (excluding depreciation, accretion and amortization)	(11,692)	(12,034)	(22,987)	(19,208)

Segment operating profit	$27,242	$23,420	$1,327	$1,685

Segment operating profit margin (1)	70.0%	66.0%	5.5%	8.1%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2005 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow margin, which are non-GAAP financial measures. Tower Cash Flow is defined as site leasing segment operating profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow margin have certain material limitations. Specifically these measurements do not include non-cash leasing revenue and non-cash ground lease expense. Because these non-cash leasing revenue and non-cash ground lease expenses are required by GAAP as they are deemed to reflect the straight-line impact of our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our site leasing operations.

The reconciliation of Tower Cash Flow and Tower Cash Flow margin for the three months ended June 30, 2005 and 2004 is calculated below:

	For the three months ended June 30,
	2005	2004
	(in thousands)
Segment revenue	$38,934	$35,454
Segment cost of revenue (excluding depreciation, accretion and amortization)	(11,692)	(12,034)
Site leasing segment operating profit	27,242	23,420
Non-cash leasing revenue	(194)	(223)
Non-cash-ground lease expense	1,331	1,437
Tower Cash Flow(1)	$28,379	$24,634
Tower Cash Flow Margin(2)	73.3%	69.9%

(1)	Tower Cash Flow for the three months ended September 30, 2005 and fiscal year 2005 will be calculated the same way.
(2)	Tower Cash Flow Margin for a particular quarterly period is Tower Cash Flow divided by the sum of site leasing revenues minus non-cash leasing revenue for such period.

Equity Free Cash Flow

This press release, including our 2005 Outlook, also includes disclosures regarding Equity Free Cash Flow which is a non-GAAP financial measure. Equity Free Cash Flow is defined as cash flow from operating activities minus non-cash interest expense minus non-discretionary cash capital expenditures. Equity Free Cash Flow is in our opinion an indicator of the amount of cash produced by our business (after treating our 9.75% senior discount notes as bearing current cash interest) and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with generally accepted accounting principles.

The use of Equity Free Cash Flow has certain material limitations. Specifically this measurement does not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. We compensate for this limitation by using Equity Free Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow.

Equity Free Cash Flow for the three months ended June 30, 2005 and 2004 is calculated below:

	For the three months ended June 30,
	2005	2004
	(in thousands)
Cash flow from operating activities	$1,766	$12,546
Non-cash interest expense	(7,401)	(6,756)
Non-discretionary cash capital expenditures	(673)	(951)

Equity free cash flow(1)	$(6,308)	$4,839

(1)	Equity free cash flow for the three months ended September 30, 2005 and fiscal year 2005 will be calculated the same way.

CONSOLIDATED STATEMENTS OF OPERATIONS

($’s in thousands)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Revenues:
Site leasing	$38,934	$35,454	$77,276	$69,387
Site development	24,314	20,893	44,275	37,819

Total revenues	63,248	56,347	121,551	107,206

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	11,692	12,034	23,737	23,685
Site development	22,987	19,208	42,236	35,571
Selling, general and administrative	7,112	7,096	14,312	14,277
Restructuring and other charges	2	58	19	221
Asset impairment charges	40	1,515	254	1,532
Depreciation, accretion and amortization	21,644	22,646	43,287	45,461

Total operating expenses	63,477	62,557	123,845	120,747

Operating loss from continuing operations	(229)	(6,210)	(2,294)	(13,541)

Other income (expense):
Interest income	497	54	744	196
Interest expense	(10,427)	(11,717)	(20,431)	(25,545)
Non-cash interest expense	(7,401)	(6,756)	(14,743)	(14,013)
Amortization of debt issuance costs	(546)	(873)	(1,344)	(1,711)
Write-off of deferred financing fees and extinguishment of debt	(8,244)	(454)	(9,730)	(22,670)
Other	305	9	456	70

Total other expense	(25,816)	(19,737)	(45,048)	(63,673)

Loss from continuing operations before provision for income taxes	(26,045)	(25,947)	(47,342)	(77,214)
Provision for income taxes	(331)	(230)	(577)	(463)

Loss from continuing operations	(26,376)	(26,177)	(47,919)	(77,677)
Gain (loss) from discontinued operations, net of income taxes	121	(470)	(49)	(395)

Net loss	$(26,255)	$(26,647)	$(47,968)	$(78,072)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.38)	$(0.46)	$(0.71)	$(1.38)
Gain (loss) from discontinued operations	—	(0.01)	—	(0.01)

Net loss per common share	$(0.38)	$(0.47)	$(0.71)	$(1.39)

Weighted average number of common shares	70,330	56,933	67,809	56,116

Other Data:
Tower Cash Flow	$28,379	$24,634

Adjusted EBITDA	$22,694	$19,349

Equity Free Cash Flow	$(6,308)	$4,839

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,122	$69,627
Restricted cash	2,038	2,017
Accounts receivable, net of allowances of $1,151 and $1,731 in 2005 and 2004, respectively	16,371	21,125
Other current assets	26,508	23,393
Assets held for sale	—	10

Total current assets	66,039	116,172

Property and equipment, net	735,642	745,831
Deferred financing fees, net	16,326	19,421
Other long-term assets	39,130	35,820

Total assets	$857,137	$917,244

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$27,880	$30,201
Interest payable	2,544	3,729
Long-term debt, current portion	3,250	3,250
Other current liabilities	13,327	13,823

Total current liabilities	47,001	51,003

Long-term liabilities:
Long-term debt	826,796	924,456
Deferred revenue	327	384
Other long-term liabilities	32,926	30,072

Total long-term liabilities	860,049	954,912

Shareholders’ deficit	(49,913)	(88,671)

Total liabilities and shareholders’ deficit	$857,137	$917,244

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,255)	$(26,647)
Depreciation, accretion and amortization	21,644	22,646
Other non-cash items reflected in Statements of Operations	7,784	10,013
Loss from write-off of deferred financing fees and extinguishment of debt	8,244	453
Changes in operating assets and liabilities	(9,651)	6,081

Net cash provided by operating activities	1,766	12,546

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,065)	(1,390)
Acquisitions and related earn-outs	(5,806)	(362)
Proceeds from sale of fixed assets	345	406
Payment of restricted cash	(69)	4,430

Net cash (used in) provided by investing activities	(9,595)	3,084

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	1,486	95
Proceeds from equity offerings, net of fees paid	75,439	—
Borrowings under senior credit facility, net of financing fees	9,465	19,930
Repayment of 9 ¾% bonds	(75,644)	—
Repayment of senior credit facility and notes payable	(812)	—
Redemption of 12% senior discount and 10¼% senior notes	—	(32,991)

Net cash provided by (used in) financing activities	9,934	(12,966)

NET INCREASE IN CASH AND CASH EQUIVALENTS:	2,105	2,664
Beginning of period	19,017	19,164

End of period	$21,122	$21,828

	For the three months ended June 30, 2005	For the six months ended June 30, 2005
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction:
Towers completed in period	$537	$739
Towers completed in prior periods	45	310
Work in process	2,409	3,061

	2,991	4,110

Operating tower expenditures:
Tower upgrades/augmentations	401	1,352
Maintenance/improvement capital expenditures	448	1,118

	849	2,470

General corporate expenditures	225	615

Total cash capital expenditures	$4,065	$7,195